Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Dorman Products, Inc.:

We consent to the use of our reports dated February 27, 2018, with respect to the consolidated balance sheets of Dorman Products, Inc. and its subsidiaries as of December 30, 2017 and December 31, 2016, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ended December 30, 2017, and the related notes, and the related financial statement schedule (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 30, 2017, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 18, 2018